Exhibit 4.1

SHAREHOLDER AGREEMENT
Dated as of July 31, 2007

-i-

SHAREHOLDER AGREEMENT
     THIS SHAREHOLDER AGREEMENT (this “Agreement”) is entered as of July 31, 2007 between Brightpoint, Inc., an Indiana corporation (the “Company”), and Dangaard Holding A/S, a Danish company (the “Shareholder”).
RECITALS
     WHEREAS, the Company, Dangaard Telecom A/S, a Danish company (“Target”), the Shareholder and Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company, have entered into a Stock Purchase Agreement, dated as of February 19, 2007 (the “Purchase Agreement”), pursuant to which the Company acquired all of the outstanding capital stock of Target (the “Transaction”), as consideration for which the Company issued to the Shareholder 30,000,000 shares (the “Purchased Shares”) of the Common Stock; and
     WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company and the Purchased Shares.
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, (i) a director or executive officer of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.
     “Agreement” has the meaning assigned to such term in the preamble.
     “beneficial owner(ship)” and “beneficially own” shall be determined in accordance with Rule 13d-3 under the Exchange Act; provided, however, that a Person shall be deemed to beneficially own any securities that such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person shall also be deemed to be the beneficial owner of the securities convertible into or exchangeable for such securities, and; provided further that any Purchased Shares subject to a call option or other right to buy granted by the Shareholder to a third party or a put option purchased by or granted to the Shareholder or other derivative transaction in which the Shareholder has transferred or hedged its economic interest in such Purchased Shares shall not be treated as beneficially owned.
     “Board” means the Board of Directors of the Company.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.
     “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock.
     “Change of Control” means the occurrence of any of the following events:
          (i) any Person or group is or becomes the beneficial owner of Voting Securities representing more than 50% of the Total Voting Power; or
          (ii) a merger, consolidation, reorganization or similar transaction in which the shareholders of the Company immediately prior to the transaction possess less than 50% of the Voting Power of the surviving entity (or its parent) immediately after the transaction; or
          (iii) during any one-year period, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.
     “Closing” has the meaning assigned to such term in the Purchase Agreement.
     “Closing Date” has the meaning assigned to such term in the Purchase Agreement.
     “Committee” means each of the Corporate Governance and Nominating Committee of the Board, the Audit Committee and the Compensation and Human Resources Committee.
     “Common Stock” means the Common Stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
     “Company” has the meaning assigned to such term in the preamble.

     “Competitor” shall mean any Person with a division, department or Subsidiary principally engaged in the distribution or logistical handling of wireless equipment.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
     “Director” means any member of the Board.
     “Equity Securities” means (a) with respect to a corporation, any and all shares of Capital Stock and any securities of such corporation convertible into, or exchangeable or exercisable for, such shares of Capital Stock, and options, warrants or other rights to acquire such shares of Capital Stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any units or interests of such partnership, limited liability company, trust or similar Person convertible into, or exchangeable or exercisable for, such units or interests, and options, warrants or other rights to acquire such units or interests, and (c) any other equity ownership or participation in a Person.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exempt Transactions” means the Transfer of up to a maximum of an aggregate of 8,000,000 Purchased Shares.
     “Offer” means a bona fide unsolicited tender offer or exchange offer that if successful would result in a Change of Control.
     “Permitted Transfer” means a Transfer to (i) any partner of or member in the Shareholder in connection with a distribution to such partner or member of Shares or (ii) any Affiliate of the Shareholder, in each case, who agrees to be bound by the terms of this Agreement if, as a result of such Transfer, such partner or member or Affiliate would own at least 5% of the Total Voting Power.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Purchase Agreement” has the meaning assigned to such term in the preamble.
     “Purchased Shares” has the meaning assigned to such term in the recitals.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between the Company and the Shareholder.

     “SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shareholder” has the meaning assigned to such term in the preamble.
     “Shareholder Director” means any Director nominee proposed to the Corporate Governance and Nominating Committee for election to the Board by the Shareholder pursuant to Section 2.1 of this Agreement.
     “Shareholder Standstill Period” means the period beginning on the date of this Agreement and ending on the earlier of (i) the date on which the Shareholder beneficially owns a number of Purchased Shares which represents less than 7.5% of the then outstanding Common Stock, or (ii) (A) the date on which the Shareholder beneficially owns a number of Purchased Shares which represents less than 10% of the then outstanding Common Stock, (B) a Shareholder Director no longer serves as a Director of the Company and (C) the Shareholder delivers written notice to the Company that its rights under Article II of this Agreement are irrevocably terminated.
     “Subsidiary” means, with respect to a party, any corporation, partnership, trust, limited liability company or other entity in which such party (and/or one or more Subsidiaries of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest or similar position in such entity.
     “13D Group” means any “group” (within the meaning of Section 13(d) of the Exchange Act) formed for the purpose of acquiring, holding, voting or disposing of Voting Securities.
     “Total Voting Power” means the aggregate number of votes which may be cast in an election of Directors or other members of the governing body of the Company by holders of Voting Securities in respect of Voting Securities.
     “Transaction” has the meaning assigned to such term in the recitals.
     “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option, short sale, hedge, derivative transaction (including a registered hedge) or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

     “Voting Securities” means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote in the election of Directors.
     1.2. Other Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.
ARTICLE II
CORPORATE GOVERNANCE AND INFORMATION RIGHTS
     2.1. Board Representation. (a) At the Closing, the Company and the Board shall take all action to cause the Board to be comprised of nine Directors, which shall include three Directors proposed for nomination by the Shareholder for election by the Company’s shareholders at the shareholders meeting called for the purpose of approving the issuance of the Purchased Shares to be issued pursuant to the Purchase Agreement. After the Closing Date, the Shareholder shall have the right to propose to the Corporate Governance and Nominating Committee nominees for election to the Board (for purposes of clarity such right shall be in lieu of, and not in addition to, the rights set forth in the preceding sentence) as set forth in Section 2.1(b); provided, however, that the final determination as to the appointment or recommendation to shareholders for election of any Director or any successor Director to the Board or any Committee thereof shall remain in the sole discretion of the Corporate Governance and Nominating Committee, and provided further that in making such determination, the Corporate Governance and Nominating Committee shall apply reasonably and uniform standards consistent with past practices and consistent with the Company’s Corporate Governance Principles as in effect from time to time, and provided further that in the event the Corporate Governance and Nominating Committee determines not to appoint or recommend to shareholders the election of any Director, any successor Director or any alternative nominee proposed by the Shareholder, the Shareholder shall be entitled to nominate an alternative nominee for such directorship until the Corporate Governance and Nominating Committee shall so appoint and recommend to shareholders the election of an alternative nominee of the Shareholder. Each such Director or any successor Director shall also be required at the time of nomination to satisfy the independence requirements of Nasdaq Rule 4200(a) (or such similar rules of such other national securities exchange on which the Common Stock is then listed or quoted for trading).
          (b) In accordance with Section 2.1(a), for so long as the Shareholder beneficially owns or owns of record a number of shares of Common Stock equal to:
          (i) at least 27.5% of the then outstanding Common Stock, the Shareholder shall have the right to designate three Directors for election to the Board;
          (ii) at least 17.5%, but less than 27.5%, of the then outstanding Common Stock, the Shareholder shall have the right to designate two Directors for election to the Board; and

          (iii) at least 7.5%, but less than 17.5%, of the then outstanding Common Stock, the Shareholder shall have the right to designate one Director for election to the Board.
          (c) The Company hereby agrees, subject to Section 2.1(a), to (i) include each of the Director nominees of the Shareholder on each slate of nominees for election to the Board proposed by the Company and/or the Board (or any Committee thereof), (ii) recommend the election of the Director nominees of the Shareholder to the shareholders of the Company, and (iii) without limiting the foregoing, to otherwise use commercially reasonable efforts to cause the Director nominees of the Shareholder to be elected to the Board.
          (d) Subject to Section 2.1(a), each Shareholder Director shall serve as a member of a different class of Directors as any other Shareholder Director and shall serve in such class as determined by the Corporate Governance and Nominating Committee of the Board. For so long as the Shareholder beneficially owns or owns of record a number of shares of Common Stock equal to at least 27.5% of the then outstanding Common Stock, each of the three Shareholder Directors shall be appointed by the Corporate Governance and Nominating Committee of the Board as a member of one of the three Committees of the Board; provided, however, that each Shareholder Director is qualified under the applicable rules and regulations of the SEC and the Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed or quoted for trading), including the independence requirements of Nasdaq Rule 4200(a) (or such similar rules of such other national securities exchange on which the Common Stock is then listed or quoted for trading), and the Company’s Corporate Governance Principles (applied on a reasonable and uniform basis consistent with past practice) as in effect from time to time to serve as a member of such Committee to which the Shareholder Director is appointed. At each time as the number of Shareholder Directors which the Shareholder has a right to designate to the Board pursuant to this Section 2.1 is reduced (i) the Shareholder shall be entitled to designate which Shareholder Director shall resign from the Board at the next meeting of the Company’s shareholders for the purpose of electing Directors and, in the event the Shareholder fails to make such designation within five Business Days after the Shareholder is no longer entitled to designate for election such number of Directors, the Shareholder Director that shall no longer serve as a Director shall be the Shareholder Director that serves in the class of Directors that is scheduled to be nominated for election by the Company’s shareholders at the next annual meeting of the Company’s shareholders and (ii) the Shareholder shall no longer have the right to have the Shareholder Director(s) who resigns or is removed serve as a member of any Committee(s) of the Board; provided, however, subject to Section 2.1(a), that the Shareholder shall be entitled to have any remaining Shareholder Director replace the resigning or removed Shareholder Director on the Committee on which such resigning or removed Shareholder Director served if such remaining Shareholder Director resigns from the Committee on which such remaining Shareholder Director is then serving.
          (e) If a number of Shareholder Directors serve as members of the Board at any time at which the Shareholder has the right to designate, in accordance with and subject to Section 2.1(a) and (b), a lesser number of Shareholder Directors, promptly following a written request by the Company, the Shareholder shall immediately cause such Shareholder Director(s) (the identity of such Shareholder Director(s) to be determined by the Shareholder) to resign. If one or more Shareholder Director(s) serve as members of the Board at a time when the

Shareholder no longer has the right to designate Shareholder Directors for election, promptly following a written request by the Company, the Shareholder shall immediately cause the Shareholder Director(s) to resign, as so requested. Upon the removal of Shareholder Director(s), the Shareholder shall no longer have the right to have Shareholder Director(s) serve as a member of such one of the Committee(s) of the Board of Directors on which the removed Shareholder Director(s) served; provided, however, subject to Section 2.1(a), that the Shareholder shall be entitled to have any remaining Shareholder Director replace the resigning or removed Shareholder Director on the Committee on which such resigning or removed Shareholder Director served if such remaining Shareholder Director resigns from the Committee on which such remaining Shareholder Director is then serving but only to the extent that such remaining Shareholder Director is qualified serve on such Committee under the applicable rules and regulations of the SEC and the Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed or quoted for trading), including the independence requirements of Nasdaq Rule 4200(a) (or such similar rules of such other national securities exchange on which the Common Stock is then listed or quoted for trading), and the Company’s Corporate Governance Principles (applied on a reasonable and uniform basis consistent with past practice) as in effect from time to time.
          (f) In the event that the number of Directors shall be increased above nine Directors, the number of Directors the Shareholder shall have the right to designate for election, in accordance with and subject to Section 2.1(a) and (b), shall increase proportionately (rounded to the nearest whole number of Directors).
          (g) During the term of this Agreement, the Company shall use its best efforts to prevent any amendment to the Company’s articles of incorporation or bylaws that are inconsistent with this Article II.
     2.2. Shareholder Director Fees and Expenses. The Company shall pay each Shareholder Director customary fees in accordance with the Company’s director compensation policy as paid to other non-employee Directors, as in effect from time to time. The Company shall also reimburse each Shareholder Director for its reasonable out-of-pocket expenses incurred for the purpose of attending meetings of the Board or Committees thereof in accordance with the Company’s current reimbursement policy.
     2.3. Vacancies. If any vacancy occurs in the Board because of death, disability, resignation, retirement or removal of a Shareholder Director, the Shareholder shall have the right to designate a successor (provided that the Shareholder shall at such time remain entitled to designate a Director pursuant to Section 2.1(b)), and the designation and approval of such successor designee shall be subject to Section 2.1(a). Any vacancy that occurs shall be filled as promptly as possible upon the request of the Shareholder.
     2.4. Resignation of Shareholder Director. In connection with the appointment or nomination for election of a Shareholder Director, the Shareholder shall cause such proposed Shareholder Director to deliver to the Company an irrevocable letter of resignation (i) which states that it is automatically effective upon a request for the Shareholder Director to resign, if the Shareholder’s right to designate for election, in accordance with and subject to Section 2.1(a) and (b), such Shareholder Director under this Article II has terminated, by (A) a majority of the members of the Board who are not Shareholder Directors or (B) the Shareholder and (ii) by which the Shareholder Director covenants to execute any other resignation letters in connection with any such resignation as reasonably requested by the Company or the Shareholder.
ARTICLE III
STANDSTILL AND TRANSFERS
     3.1. Standstill Agreement.
          (a) During the Shareholder Standstill Period, except as provided in this Section 3.1, the Shareholder will not directly or indirectly, nor will it authorize or direct any of its officers, employees, agents and other representatives to, in each case, unless specifically requested to do so in writing in advance by a resolution of the Board or a Committee:
          (i) offer, seek or propose to acquire, ownership of any assets or businesses of the Company or any of its Subsidiaries having a fair market value in excess of 5% of the fair market value of all of the Company’s and its Subsidiaries’ assets, or any rights or options to acquire any such ownership (including from a third party);
          (ii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, beneficial ownership of, or participate in an acquisition of, any securities of the Company or any of its Subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such securities (except (w) pursuant to a stock dividend, stock split, reclassification, recapitalization or other similar event by the Company, (x) as necessary following any dilution of the Total Voting Power beneficially owned by the Shareholder caused by a primary issuance of securities by the Company to restore (but not increase) such Total Voting Power to the level existing immediately prior to such primary issuance, (y) the return, purchase or transfer of securities to the Shareholder under any securities loan, or borrow, or similar arrangement as part of a registered hedging or similar transaction or (z) the acquisition or settlement of options as part of a registered hedging or similar transaction, provided, however, that any such acquisition or settlement of options shall not increase the aggregate number of shares of Common Stock beneficially owned by the Shareholder prior to the acquisition or settlement of such options);
          (iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company or any of its Subsidiaries;
          (iv) deposit any securities of the Company or any of its Subsidiaries in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of such securities or enter into any other agreement having similar effect;

          (v) form, join, or in any way become a member of a 13D Group with any other Person (other than its Affiliates) with respect to any voting securities of the Company or any of its Subsidiaries;
          (vi) seek to propose or propose, whether alone or in concert with others, any tender offer, exchange offer, merger, business combination, restructuring, liquidation, dissolution, recapitalization or similar transaction involving the Company or any of its Subsidiaries;
          (vii) nominate any person as a Director of the Company who is not nominated by the then incumbent Directors or seek the removal of any person as a Director of the Company, or propose any matter to be voted upon by the shareholders of the Company or seek to call a meeting of the shareholders of the Company; provided that the Shareholder may nominate one or more Shareholder Directors and seek the removal of such Shareholder Directors, in accordance with Section 2.1 and Section 2.3; or
          (viii) take any action with respect to or publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.
          (b) Nothing contained in Section 3.1 shall be deemed in any way to prohibit or limit (i) the activities of the Shareholder Directors discharging their fiduciary duties as Directors or (ii) any transactions in the ordinary course of business and on arm’s length terms between the Company and its Subsidiaries, on the one hand, and Shareholder and its Affiliates, on the other hand, which transactions, in the case of the Company, shall have been approved by a majority of the Directors who are not Shareholder Directors.
          (c) If any Person shall commence and not withdraw a bona fide unsolicited tender offer or exchange offer that if successful would result in a Change of Control (an “Offer”), the Standstill Period shall terminate unless within ten (10) Business Days of the announcement of such Offer, the Company shall have publicly recommended that the Offer not be accepted.
     3.2. Voting. During the Shareholder Standstill Period, the Shareholder shall vote (or execute a written consent in lieu thereof) in each stockholder vote (or written consent in lieu thereof) in the manner recommended by the Board or for which the Board has determined to seek stockholder approval (including in favor of each director nominee nominated by the Board and whether the Board recommends a vote in favor of or against the matter) or in the manner recommended by the Board in connection with any stockholder proposal seeking approval of the Company’s shareholders, except in connection with a proposal seeking approval of the Company’s shareholders to (i) authorize a merger, sale of all or substantially all of the Company’s capital stock or assets or other similar business combination, (ii) authorize the creation or issuance of securities as consideration in a merger with or acquisition of any Person or business, or (iii) approve any matters related to the items in clauses (i) or (ii). The Shareholder hereby grants an irrevocable proxy to the Chairman and Chief Executive Officer of the Company to effectuate its obligations under this Section 3.2 and to, from time to time, execute such additional proxies to one or more designees of the Company as may be requested by the Chairman and Chief Executive Officer (including as a result of a change of designee by the Chairman and Chief Executive Officer) to effectuate its obligations under this Section 3.2.
     3.3. Transfer Restrictions.
          (a) Prior to the one year anniversary of the Closing Date, the Shareholder shall not Transfer any Purchased Shares other than (x) a Transfer in connection with an Exempt Transaction or (y) a Permitted Transfer. Commencing on the one year anniversary of the Closing Date and ending on the third year anniversary of the Closing Date, the Shareholder and any Person to which Purchased Shares were Transferred via a Permitted Transfer shall not transfer a number of Purchased Shares during any 90-day period in excess of the number of Purchased Shares which it would otherwise be permitted to Transfer under Rule 144 of the Securities Act, without regard to Rule 144(k), except for (1) Transfers pursuant to and in accordance with a Registration Statement (as defined in the Registration Rights Agreement) or (2) Permitted Transfers.
          (b) Until the later of (i) the expiration of the Shareholder Standstill Period and (ii) the date on which no Shareholder Director serves as a Director, the Shareholder shall not Transfer any of the Purchased Shares to a Competitor and the Shareholder shall use its commercially reasonable efforts to cause any Person to which Purchased Shares were Transferred via a Permitted Transfer to not Transfer any of the Purchased Shares to a Competitor.
          (c) Notwithstanding anything to the contrary, neither the Shareholder nor any Permitted Transferee shall effect any Transfer in violation of any applicable law or if such Transfer would affect the availability of the exemption from the registration requirements under the Securities Act relied upon by the Company in connection with the issuance of the Purchased Shares pursuant to the Purchase Agreement.
          (d) Notwithstanding anything to the contrary herein, the Shareholder may at any time Transfer all or part of the Purchased Shares in response to an Offer for Common Stock (1) which is made by or on behalf of the Company or (2) which is made by another Person and is not opposed by the Board within the time the Board is required to advise the shareholders of the Company of its position on such offer.
          (e) Promptly following any Transfer or upon the reasonable request of the Company, the Shareholder shall promptly notify the Company of the number of Purchased Shares which the Shareholder owns of record or has the right to vote.
     3.4. Investment Matters; Legends.
          (a) The Shareholder represents and warrants that (i) the Purchased Shares being issued under the Purchase Agreement are being acquired for the Shareholder’s own account and not on behalf of any other Person, and all such Purchased Shares are being acquired for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such Purchased Shares; (ii) the Shareholder has received or examined the Company’s Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2005 and December 31, 2006, as amended on April 27, 2007, the Company’s Quarterly Reports on

Form 10-Q for each of the quarters ended March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2007, the Company’s April 19, 2006 Proxy Statement and the Company’s June 20, 2007 Proxy Statement and the Company’s Current Reports on Form 8-K dated January 20, 2006, January 20, 2006, February 7, 2006, February 9, 2006, February 10, 2006, February 15, 2006, March 1, 2006, May 10, 2006, May 30, 2006, July 31, 2006, August 8, 2006, October 24, 2006, November 8, 2006, November 15, 2006, December 19, 2006, February 6, 2007, February 15, 2007, February 21, 2007 and April 5, 2007, (iii) the Shareholder has had the opportunity to ask questions and receive answers from the Company concerning the Company, and has been furnished with all other information about the Company which it has requested to its satisfaction, (iv) the Shareholder is an “accredited” investor as defined in Rule 501(a) of the Securities Act, (v) the Shareholder believes that it has been fully apprised of all facts and circumstances necessary to permit it to make an informed decision about acquiring the Purchased Shares, that it has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Purchased Shares, and that it has the capacity to protect its own interests in connection with the transactions contemplated hereby, (vi) the Shareholder has been advised by the Company and understands that (x) the Purchased Shares to be issued hereunder will not be registered under any federal or state securities laws, (y) other than as provided by the Purchase Agreement and the Registration Rights Agreement, the Purchased Shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available and (z) shall have the right to direct the transfer agent of the Common Stock to place a stop transfer order against such certificates. The Shareholder has not sold any shares of Common Stock at any time during the 30-day period ending on the Closing Date.
          (b) Each certificate representing Purchased Shares will bear a legend conspicuously thereon to the following effect:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.
IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SHAREHOLDER AGREEMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”
          (c) In the event (i) of an Exempt Transaction or (ii) if any Purchased Shares are Transferred after the one year anniversary of the Closing Date in accordance with Section 3.3 hereof, the Company shall, upon request, but in any event not later than is necessary in order to consummate such Transfer, remove the second paragraph of the legends set forth above in connection with such Transfer.

ARTICLE IV
MISCELLANEOUS
     4.1. Termination.
          (a) This Agreement shall terminate, except for this Article IV which shall survive such termination, upon: (i) the expiration of the Shareholder Standstill Period or (ii) the written consent of the parties hereto in such manner required for amendments hereto as provided in Section 4.6; provided, however, that in the case of a termination pursuant to clause (i) above, Sections 3.2 and 3.3(e) shall survive such termination and shall terminate at such time as the Shareholder no longer owns of record and no longer has the right to vote a number of shares of Common Stock equal to 10% of the then outstanding Common Stock.
          (b) The termination of this Agreement will not relieve any party for any liability arising from a breach of representation, warranty, covenant or other agreement occurring prior to such termination.
     4.2. Expenses. Except as otherwise provided in the Purchase Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
     4.3. Assignment; Benefits. Unless expressly permitted pursuant to this Agreement, the Shareholder may not assign its rights hereunder without the prior written consent of the Company.
     4.4. Entire Agreement. This Agreement (including any schedules or exhibits hereto), together with the Purchase Agreement, the Registration Rights Agreement and the Escrow Agreement (as defined in the Purchase Agreement), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
     4.5. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; provided that the essential terms and conditions of this Agreement for the parties remain valid, binding and enforceable; provided, further, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
     4.6. Amendments and Waivers. This Agreement may not be amended, modified or supplemented without the written consent of the Company and the Shareholder, and waivers or consents to departures from the provisions hereof may be given in writing by the party granting such waiver, consent or departure.

     4.7. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing and duly given when delivered by hand or mailed by express, registered or certified mail, or any courier guaranteeing overnight delivery (a) if to the Shareholder, at the most current address given by the Shareholder in accordance with the provisions of this Section 4.7, which address initially is the address set forth in the Purchase Agreement with respect to the Shareholder, with a copy to Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, NY 1022, attention, Charles Nathan, Esq.; and (b) if to the Company, to the attention of its General Counsel, initially at the Company’s address set forth in the Purchase Agreement, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 4.7, with a copy to Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, attention, Robert J. Mittman, Esq.
     4.8. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; except to the extent that the Indiana Business Corporation Law is mandatorily applicable.
     4.9. Submission to Jurisdiction; Waiver of Jury Trial. No proceeding related to this Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company and the Shareholder hereby irrevocably and unconditionally consent to the jurisdiction of such courts and personal service with respect thereto, waive any objection to the laying of venue of any such litigation in such courts and agree not to plead or claim that such litigation brought in any courts has been brought in an inconvenient forum. Each of the Company and the Shareholder hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of the Company and the Shareholder irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located. Each of the Company and the Shareholder agrees that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company are or may be subject, by suit upon such judgment.
     4.10. Counterparts. This Agreement and any amendments, modifications or supplements hereto may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same agreement.
     4.11. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
     4.12. Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Securities by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to shareholders or combination of the Securities or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.
     4.13. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that any other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at Law or in equity.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first set forth above.

BRIGHTPOINT, INC.
By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President, General Counsel and Secretary

DANGAARD HOLDING A/S

By:	/s/ Christian Dyvig
/s/ Michael Haaning
Name: Christian Dyvig and Michael Haaning
Title: Directors